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                                                                EXHIBIT 23.1
                              CONSENT OF KPMG LLP

To the Board of Directors and Stockholders of Clarus Corporation and Subsidiaries:

We consent to incorporation by reference in the registration statements
(Nos. 333-42600, 333-42602, 333-42604, 333-42606, 333-59193 and 333-71838 on
Form S-8) of Clarus Corporation of our reports dated February 8, 2002 relating to the consolidated balance sheets of Clarus Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years then ended and the related financial statement schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of Clarus Corporation.

/s/ KPMG LLP

Atlanta, Georgia
March 25, 2002